Effective March 13, 2009

CODE OF ETHICS AND CONDUCT

T. ROWE PRICE GROUP, INC.

AND ITS AFFILIATES

T. ROWE PRICE GROUP, INC.

STATEMENT OF POLICY

ON

SECURITIES TRANSACTIONS

BACKGROUND INFORMATION.

Legal Requirement. In accordance with the requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Insider Trading and Securities Fraud Enforcement Act of 1988, and the various United Kingdom and other jurisdictions` laws and regulations, Price Group and the mutual funds ("Price Funds") which its affiliates manage have adopted this Statement of Policy on Securities Transactions ("Statement").

Price Advisers` Fiduciary Position. As investment advisers, the Price Advisers are in a fiduciary position which requires them to act with an eye only to the benefit of their clients, avoiding those situations which might place, or appear to place, the interests of the Price Advisers or their officers, directors and employees in conflict with the interests of clients.

Purpose of Statement. The Statement was developed to help guide Price Group`s employees and independent directors and the independent directors of the Price Funds and the T. Rowe Price Savings Bank ("Savings Bank") in the conduct of their personal investments and to:

eliminate the possibility of a transaction occurring that the SEC or other regulatory bodies would view as illegal, such as Front Running (see definition below);

avoid situations where it might appear that Price Group or the Price Funds or any of their officers, directors, employees, or other personnel had personally benefited at the expense of a client or fund shareholder or taken inappropriate advantage of their fiduciary positions; and

prevent, as well as detect, the misuse of material, nonpublic information.

Those subject to the Code, including the independent directors of Price Group, the Price Funds and the Savings Bank, are urged to consider the reasons for the adoption of this Statement. Price Group`s and the Price Funds` reputations could be adversely affected as the result of even a single transaction considered questionable in light of the fiduciary duties of the Price Advisers and the independent directors of the Price Funds.

Front Running. Front Running is illegal. It is generally defined as the purchase or sale of a security by an officer, director or employee of an investment adviser or mutual fund in anticipation of and prior to the adviser effecting similar transactions for its clients in order to take advantage of or avoid changes in market prices effected by client transactions.

QUESTIONS ABOUT THE STATEMENT. You are urged to seek the advice of the Chief Compliance Officer TRPA, the Chairperson of the Ethics Committee (U.S.-based personnel), the

TRP International Compliance Team (International personnel), or Code Compliance in Baltimore (all locations) when you have questions as to the application of this Statement to individual circumstances.

EXCESSIVE TRADING AND MARKET TIMING OF MUTUAL FUND SHARES. The issue of excessive trading and market timing by mutual fund shareholders is a serious one and is not unique to T. Rowe Price. Employees may not engage in trading of shares of a Price Fund that is inconsistent with the prospectus of that Fund.

Excessive or short-term trading in fund shares may disrupt management of a fund and raise its costs. The Board of Directors/Trustees of the Price Funds have adopted a policy to deter excessive and short-term trading (the "Policy"), which applies to persons trading directly with T. Rowe Price and indirectly through intermediaries. Under this Policy, T. Rowe Price may bar excessive and short-term traders from purchasing shares.

This Policy is set forth in each Fund`s prospectus, which governs all trading activity in the Fund regardless of whether you are holding T. Rowe Price Fund shares as a retail investor or through your T. Rowe Price U.S. Retirement Program account.

Although the Fund may issue a warning letter regarding excessive trading or market timing, any trade activity in violation of the Policy will also be reviewed by the Chief Compliance Officer, who will refer instances to the Ethics Committee as he or she feels appropriate. The Ethics Committee, based on its review, may take disciplinary action, including suspension of trading privileges, forfeiture of profits or the amount of losses avoided, and termination of employment, as it deems appropriate.

Employees are also expected to abide by trading restrictions imposed by other funds as described in their prospectuses. If you violate the trading restrictions of a non-Price Fund, the Ethics Committee may impose the same penalties available for violation of the Price Funds excessive trading Policy.

PERSONS SUBJECT TO STATEMENT. The provisions of this Statement apply as described below to the following persons and entities. Each person and entity (except the independent directors of Price Group and the Savings Bank) is classified as either an Access Person or a Non-Access Person as described below. The provisions of this Statement may also apply to an Access Person`s or Non-Access Person`s spouse, minor children, and certain other relatives, as further described on page 5-5 of this Statement. All Access Persons except the independent directors of the Price Funds are subject to all provisions of this Statement except certain restrictions on purchases in initial public offerings that apply only to Investment Personnel. The independent directors of the Price Funds are not subject to prior transaction clearance requirements and are subject to modified reporting as described on p. 5-20. Non-Access Persons are subject to the general principles of the Statement and its reporting requirements, but are only required to receive prior transaction clearance for transactions in Price Group stock. The persons and entities covered by this Statement are:

Price Group. Price Group, each of its subsidiaries and affiliates, and their retirement plans.

Employee Partnerships. Partnerships such as Pratt Street Ventures.

Personnel. Each officer, inside director and employee of Price Group and its subsidiaries and affiliates, including T. Rowe Price Investment Services, Inc., the principal underwriter of the Price Funds.

Certain Temporary Workers. These workers include:

All temporary workers hired on the Price Group payroll ("TRP Temporaries");

All agency temporaries whose assignments at Price Group exceed four weeks or whose cumulative assignments exceed eight weeks over a twelve-month period;

All independent or agency-provided consultants whose assignments exceed four weeks or whose cumulative assignments exceed eight weeks over a twelve-month period and whose work is closely related to the ongoing work of Price Group`s employees (versus project work that stands apart from ongoing work); and

Any contingent worker whose assignment is more than casual in nature or who will be exposed to the kinds of information and situations that would create conflicts on matters covered in the Code.

Retired Employees. Retired employees of Price Group who receive investment research information from one or more of the Price Advisers will be subject to this Statement.

Independent Directors of Price Group, the Savings Bank and the Price Funds. The independent directors of Price Group include those directors of Price Group who are neither officers nor employees of Price Group or any of its subsidiaries or affiliates. The independent directors of the Savings Bank include those directors of the Savings Bank who are neither officers nor employees of Price Group or any of its subsidiaries or affiliates. The independent directors of the Price Funds include those directors of the Price Funds who are not deemed to be "interested persons" of Price Group.

Although subject to the general principles of this Statement, including the definition of "beneficial ownership," independent directors are subject only to modified reporting requirements. See pp. 5-20 to 5-23. The trades of the independent directors of the Price Funds are not subject to prior transaction clearance requirements. The trades of the independent directors of Price Group and of the Savings Bank are not subject to prior transaction clearance requirements except for transactions in Price Group stock.

ACCESS PERSONS. Certain persons and entities are classified as "Access Persons" under the Code. The term "Access Person" means:

the Price Advisers;

any officer or director of any of the Price Advisers or the Price Funds (except the independent directors of the Price Funds are not subject to prior transaction clearance and have modified reporting requirements, as described below);

any person associated with any of the Price Advisers or the Price Funds who, in connection with his or her regular functions or duties, makes, participates in, or obtains or has access to non-public information regarding the purchase or sale of securities by a Price Fund or other advisory client, or to non-public information regarding any securities holdings of any client of a Price Adviser, including the Price Funds, or whose functions relate to the making of any recommendations with respect to the purchases or sales; or

any person in a control relationship to any of the Price Advisers or a Price Fund who obtains or has access to information concerning recommendations made to a Price Fund or other advisory client with regard to the purchase or sale of securities by the Price Fund or advisory client.

All Access Persons are notified of their status under the Code. Although a person can be an Access Person of one or more Price Advisers and one or more of the Price Funds, the independent directors of the Price Funds are only Access Persons of the applicable Price Funds; they are not Access Persons of any of the Price Advisers.

Investment Personnel. An Access Person is further identified as "Investment Personnel" if, in connection with his or her regular functions or duties, he or she "makes or participates in making recommendations regarding the purchase or sale of securities" by a Price Fund or other advisory client.

The term "Investment Personnel" includes, but is not limited to:

those employees who are authorized to make investment decisions or to recommend securities transactions on behalf of the firm's clients (investment counselors and members of the mutual fund advisory committees);

research and credit analysts; and

traders who assist in the investment process.

All Investment Personnel are deemed Access Persons under the Code. All Investment Personnel are notified of their status under the Code. Investment Personnel are generally prohibited from investing in initial public offerings. See p. 5-14.

NON-ACCESS PERSONS. Persons who do not fall within the definition of Access Persons are deemed "Non-Access Persons." If a Non-Access Person is married to an Access Person, then the non-Access Person is deemed to be an Access Person under the beneficial ownership provisions described below. However, the independent directors of Price Group and the Savings Bank are not included in this definition.

TRANSACTIONS SUBJECT TO STATEMENT. Except as provided below, the provisions of this Statement apply to transactions that fall under either one of the following two conditions:

First, you are a "beneficial owner" of the security under the Rule 16a-1 of the Exchange Act, as defined below; or

Second, if you control or direct securities trading for another person or entity, those trades are subject to this Statement even if you are not a beneficial owner of the securities. For example, if you have an exercisable trading authorization (e.g., a power of attorney to direct transactions in another person`s account) of an unrelated person`s or entity`s brokerage account, or are directing another person`s or entity`s trades, those transactions will usually be subject to this Statement to the same extent your personal trades would be as described below.

Definition of Beneficial Owner. A "beneficial owner" is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares in the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.

A person has beneficial ownership in:

securities held by members of the person`s immediate family sharing the same household, although the presumption of beneficial ownership may be rebutted;

a person`s interest in securities held by a trust, which may include both trustees with investment control and, in some instances, trust beneficiaries;

a person`s right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable;

a general partner`s proportionate interest in the portfolio securities held by a general or limited partnership;

certain performance-related fees other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; and

a person`s right to dividends that is separated or separable from the underlying securities. Otherwise, right to dividends alone shall not represent beneficial ownership in the securities.

A shareholder shall not be deemed to have beneficial ownership in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity`s portfolio.

Requests for Clarifications or Interpretations Regarding Beneficial Ownership or Control. If you have beneficial ownership of a security, any transaction involving that security is presumed to be subject to the relevant requirements of this Statement, unless you have no direct or indirect influence or control over the transaction. Such a situation may arise, for example, if you have delegated investment authority to an independent investment adviser or your spouse has an independent trading program in which you have no input. Similarly, if your spouse has investment control over, but no beneficial ownership in, an unrelated account, the Statement may not apply to those securities and you may wish to seek clarification or an interpretation.

If you are involved in an investment account for a family situation, trust, partnership, corporation, etc., which you feel should not be subject to the Statement`s relevant prior transaction clearance and/or reporting requirements, you should submit a written request for clarification or interpretation to either the Code Compliance Section in Baltimore or the TRP International Compliance Team, as appropriate. Any such request for clarification or interpretation should name the account, your interest in the account, the persons or firms responsible for its management, and the specific facts of the situation. Do not assume that the Statement is not applicable; you must receive a clarification or interpretation about the applicability of the Statement. Clarifications and interpretations are not self-executing; you must receive a response to a request for clarification or interpretation directly from the Code Compliance Section or the TRP International Compliance Team before proceeding with the transaction or other action covered by this Statement.

PRIOR TRANSACTION CLEARANCE REQUIREMENTS GENERALLY. As described, certain transactions require prior clearance before execution. Receiving prior transaction clearance does not relieve you from conducting your personal securities transactions in full compliance with the Code, including its prohibition on trading while in possession of material, inside information, and the 60-Day Rule, and with applicable law, including the prohibition on Front Running (see page 5-1 for definition of Front Running).

TRANSACTIONS IN STOCK OF PRICE GROUP. Because Price Group is a public company, ownership of its stock subjects its officers, inside and independent directors, employees and all others subject to the Code to special legal requirements under the United States securities laws. You are responsible for your own compliance with these requirements. In connection with these legal requirements, Price Group has adopted the following rules and procedures:

Independent Directors of Price Funds. The independent directors of the Price Funds are prohibited from owning the stock or other securities of Price Group.

Quarterly Earnings Report. Generally, all Access Persons and Non-Access Persons and the independent directors of Price Group and the Savings Bank must refrain from initiating transactions in Price Group stock in which they have a beneficial interest from the second trading day after quarter end (or such other date as management shall from time to time determine) through the day after the filing of the firm`s earnings release with the SEC on Form 10-Q or Form 8-K. You will be notified by the Management Committee from time to time as to the controlling dates.

Prior Transaction Clearance of Price Group Stock Transactions Generally. Access Persons and Non-Access Persons and the independent directors of Price Group and the Savings Bank are required to obtain clearance prior to effecting any proposed transaction (including gifts and other transfers of beneficial ownership) involving shares of Price Group stock owned beneficially, including through the Employee Stock Purchase Plan ("ESPP"). A transfer of shares of Price Group stock into or from street name to or from a securities account and a transfer of shares of Price Group stock between securities firms or accounts, including accounts held at the same firm, do not have to receive prior clearance, but must be reported.

Prior Transaction Clearance Procedures for Price Group Stock. Requests for prior transaction clearance must be in writing on the form entitled "Notification of Proposed

Transaction" (available on the firm`s Intranet under Services and Policies/Services/Employee Transactions-TRPG Stock) and must be submitted to the Payroll and Stock Transaction Group, BA-0372 or faxed to 410-345-6500. The Payroll and Stock Transaction Group is responsible for processing and maintaining the records of all such requests. This includes not only market transactions, but also sales of stock purchased either through the ESPP or through a securities account if shares of Price Group stock are transferred there from the ESPP. Purchases effected through the ESPP are automatically reported to the Payroll and Stock Transaction Group.

Prohibition Regarding Transactions in Publicly-Traded Price Group Options. Transactions in publicly-traded options on Price Group stock are not permitted.

Prohibition Regarding Short Sales of Price Group Stock. Short sales of Price Group stock are not permitted.

Applicability of 60-Day Rule to Price Group Stock Transactions. Transactions in Price Group stock are subject to the 60-Day Rule except for transactions effected through the ESPP, the exercise of employee stock options granted by Price Group and the subsequent sale of the derivative shares, and shares obtained through an established dividend reinvestment program.

For a full description of the 60-Day Rule, please see page 5-27.

Only Price Group stock that has been held for at least 60 days may be gifted. You must receive prior clearance before gifting shares of Price Group stock.

Purchases of Price Group stock in the ESPP through payroll deduction are not considered in determining the applicability of the 60-Day Rule to market transactions in Price Group stock. See p. 5-27.

To avoid issues with the 60-Day Rule, shares may not be transferred out of or otherwise removed from the ESPP if the shares have been held for less than 60 days.

Access Persons and Non-Access Persons and the independent directors of Price Group and the Savings Bank must obtain prior transaction clearance of any transaction involving Price Group stock, (unless specifically exempted, such as transfers of form of ownership) from the Payroll and Stock Transaction Group.

Initial Disclosure of Holdings of Price Group Stock. Each new employee must report to the Payroll and Stock Transaction Group any shares of Price Group stock of which he or she has beneficial ownership no later than 10 business days after his or her starting date.

Dividend Reinvestment Plans for Price Group Stock. Purchases of Price Group stock owned outside of the ESPP and effected through a dividend reinvestment plan need not receive prior transaction clearance. Reporting of transactions effected through that plan need only be made quarterly through statements provided to the Code Compliance Section or by the financial institution (e.g., broker/dealer) where the account is maintained, except in the case of employees who are subject to Section 16 of the Exchange Act, who must report such transactions immediately.

Effectiveness of Prior Clearance. Prior transaction clearance of transactions in Price Group stock is effective for three (3) United States business days from and including the date the clearance is granted, unless (i) advised to the contrary by the Payroll and Stock Transaction Group prior to the proposed transaction, or (ii) the person receiving the clearance comes into possession of material, nonpublic information concerning the firm. If the proposed transaction in Price Group stock is not executed within this time period, a new clearance must be obtained before the individual can execute the proposed transaction.

Reporting of Disposition of Proposed Transaction. You must use the form returned to you by the Payroll and Stock Transaction Group to notify it of the disposition (whether the proposed transaction was effected or not) of each transaction involving shares of Price Group stock owned directly. The notice must be returned within two business days of the trade`s execution or within five business days of the date of prior transaction clearance if the trade is not executed.

Insider Reporting and Liability. Under current SEC rules, certain officers, directors and 10% stockholders of a publicly traded company ("Insiders") are subject to the requirements of Section 16. Insiders include the directors and certain executive officers of Price Group. The Payroll and Stock Transaction Group informs all those who are Insiders of their obligations under Section 16.

SEC Reporting. There are three reporting forms which Insiders are required to file with the SEC to report their purchase, sale and transfer transactions in, and holdings of, Price Group stock. Although the Payroll and Stock Transaction Group will provide assistance in complying with these requirements as an accommodation to Insiders, it remains the legal responsibility of each Insider to ensure that the applicable reports are filed in a timely manner.

Form 3. The initial ownership report by an Insider is required to be filed on Form 3. This report must be filed within ten days after a person becomes an Insider (i.e., is elected as a director or appointed as an executive officer) to report all current holdings of Price Group stock. Following the election or appointment of an Insider, the Payroll and Stock Transaction Group will deliver to the Insider a Form 3 for appropriate signatures and will file the form electronically with the SEC.

Form 4. Any change in the Insider's ownership of Price Group stock must be reported on a Form 4 unless eligible for deferred reporting on year-end Form 5. The Form 4 must be filed electronically before the end of the second business day following the day on which a transaction resulting in a change in beneficial ownership has been executed. Following receipt of the Notice of Disposition of the proposed transaction, the Payroll and Stock Transaction Group will deliver to the

Insider a Form 4, as applicable, for appropriate signatures and will file the form electronically with the SEC.

Form 5. Any transaction or holding that is exempt from reporting on Form 4, such as small purchases of stock, gifts, etc. may be reported electronically on a deferred basis on Form 5 within 45 calendar days after the end of the calendar year in which the transaction occurred. No Form 5 is necessary if all transactions and holdings were previously reported on Form 4.

Liability for ShortSwing Profits. Under the United States securities laws, profit realized by certain officers, as well as directors and 10% stockholders of a company (including Price Group) as a result of a purchase and sale (or sale and purchase) of stock of the company within a period of less than six months must be returned to the firm or its designated payee upon request.

Office of Thrift Supervision ("OTS") Reporting. TRPA and Price Group are holding companies of the Savings Bank, which is regulated by the OTS. OTS regulations require the directors and senior officers of TRPA and Price Group to file reports regarding their personal holdings of the stock of Price Group and of the stock of any non-affiliated bank, savings bank, bank holding company, or savings and loan holding company. Although the Bank's Compliance Officer will provide assistance in complying with these requirements as an accommodation, it remains the responsibility of each person to ensure that the required reports are filed in a timely manner.

PRIOR TRANSACTION CLEARANCE REQUIREMENTS (OTHER THAN PRICE GROUP STOCK) FOR ACCESS PERSONS.

Access Persons other than the independent directors of the Price Funds must, unless otherwise provided for below, obtain prior transaction clearance before directly or indirectly initiating, recommending, or in any way participating in, the purchase or sale of a security in which the Access Person has, or by reason of such transaction may acquire, any beneficial interest or which he or she controls. This includes the writing of an option to purchase or sell a security and the acquisition of any shares in an Automatic Investment Plan through a non-systematic investment. Non-Access Persons are not required to obtain prior clearance before engaging in any securities transactions, except for transactions in Price Group stock.

Access Persons and Non-Access Persons and the independent directors of Price Group and the Savings Bank must obtain prior transaction clearance of any transaction involving Price Group stock, (unless specifically exempted, such as transfers of form of ownership) from the Payroll and Stock Transaction Group.

Where required, prior transaction clearance must be obtained regardless of whether the transaction is effected through TRP Brokerage (generally available only to U.S. residents) or through an unaffiliated broker/dealer or other entity. Please note that the prior clearance procedures do not check compliance with the 60-Day Rule (p. 5-27); you are responsible for ensuring your compliance with this rule.

The independent directors of the Price Funds are not required to received prior transaction clearance in any case.

TRANSACTIONS (OTHER THAN IN PRICE GROUP STOCK) THAT DO NOT REQUIRE EITHER PRIOR TRANSACTION CLEARANCE OR REPORTING UNLESS THEY OCCUR IN A "REPORTABLE FUND." The following transactions do not require either prior transaction clearance or reporting:

Mutual Funds and Variable Insurance Products. The purchase or redemption of shares of any open-end investment companies and variable insurance products, except that Access Persons must report transactions in Reportable Funds, as described below. (see p. 5-11).

Automatic Investment Plans. Transactions through a program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan. An Access Person must report any securities owned as a result of transactions in an Automatic Investment Plan on his or her Annual Report. Any transaction that overrides the pre-set schedule or allocations of an automatic investment plan (a "non-systematic transaction") must be reported by both Access Persons and Non-Access Persons and Access Persons must also receive prior transaction clearance for such a transaction if the transaction would otherwise require prior transaction clearance.

U.S. Government Obligations. Purchases or sales of direct obligations of the U.S. Government.

Certain Commodity Futures Contracts. Purchases or sales of commodity futures contracts for tangible goods (e.g., corn, soybeans, wheat) if the transaction is regulated solely by the United States Commodity Futures Trading Commission ("CFTC"). Futures contracts for financial instruments, however, must receive prior clearance.

Commercial Paper and Similar Instruments. Bankers` acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

Certain Unit Investment Trusts. Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, if none of the underlying funds is a Reportable Fund.

TRANSACTIONS (OTHER THAN PRICE GROUP STOCK) THAT DO NOT REQUIRE PRIOR TRANSACTION CLEARANCE BUT MUST BE REPORTED BY BOTH ACCESS PERSONS AND NON-ACCESS PERSONS. The following transactions do not require prior transaction clearance but must be reported:

Exchange-Traded Funds ("ETFs"). Purchases or sales of the following ETFs only:

Diamond Trust Series I ("DIA")

SPDR Trust Series I ("SPY")

NASDAQ-100 Index Tracking Stock ("QQQQ")

Ishares MSCI EAFE Index Fund ("EFA")

Ishares Trust S&P 500 Index ("IVV")

Ishares Trust Russell 2000 ("IWM")

Ishares MSCI Emerging Market Index ("EEM")

Transactions by Access Persons in all other ETFs must receive prior clearance and these transactions must be reported by both Access Persons and Non-Access Persons.

Unit Investment Trusts. Purchases or sales of shares in unit investment trusts registered under the Investment Company Act of 1940, unless the unit investment trust is an ETF, in which case it must comply with the specific restrictions on ETFs described immediately above.

National Government Obligations (other than U.S.). Purchases or sales of direct obligations of national (non-U.S.) governments.

Pro Rata Distributions. Purchases effected by the exercise of rights issued pro rata to all holders of a class of securities or the sale of rights so received.

Mandatory Tenders. Purchases and sales of securities pursuant to a mandatory tender offer.

Exercise of Stock Option of Corporate Employer by Spouse. Transactions involving the exercise by an Access Person`s spouse of a stock option issued by the corporation employing the spouse. However, a subsequent sale of the stock obtained by means of the exercise, including sales effected by a "cash-less" transactions, must receive prior transaction clearance.

Inheritances. The acquisition of securities through inheritance.

Gifts. The giving of or receipt of a security as a gift.

Stock Splits, Reverse Stock Splits, and Similar Acquisitions and Dispositions. The mandatory acquisition of additional shares or the disposition of existing corporate holdings through stock splits, reverse stock splits, stock dividends, exercise of rights, exchange or conversion. Reporting of such transactions must be made within 30 days of the end of the quarter in which they occurred. Reporting is deemed to have been made if the acquisition or disposition is reported on a confirmation, statement or similar document sent to Code Compliance.

Spousal Employee-Sponsored Payroll Deduction Plans. Purchases, but not sales, by an Access Person`s spouse pursuant to an employee-sponsored payroll deduction plan (e.g., a 401(k) plan or employee stock purchase plan), provided the Code Compliance Section has been previously notified by the Access Person that the spouse will be participating in the payroll deduction plan. Reporting of such transactions must be made within 30 days of the end of the quarter in which they occurred. A sale or exchange of stock held in such a plan is subject to the prior transaction clearance requirements for Access Persons.

Partial Shares Sold During Account Transfer. Partial shares held in an account that are sold when the account is transferred to another broker/dealer or to a new owner.

TRANSACTIONS (OTHER THAN PRICE GROUP STOCK) THAT DO NOT REQUIRE PRIOR TRANSACTION CLEARANCE BUT MUST BE REPORTED BY ACCESS PERSONS ONLY.

Reportable Funds. Access Persons must report the purchases and sales of shares of Reportable Funds. A Reportable Fund is any open-end investment company, including money market funds, for which any of the Price Advisers serves as an investment adviser. This includes not only the Price Funds and SICAVs, but also any fund managed by any of the Price Advisers through sub-advised relationships, including any fund holdings offered through retirement plans (e.g., 401(k) plans) or as an investment option offered as part of a variable annuity. Group Compliance maintains a listing of sub-advised Reportable Funds under the Tools menu on the TRP Exchange.

Restrictions on Holding Price Funds Through Intermediaries. Many Reportable Funds are Price Funds. Access Persons are encouraged to buy, sell and maintain their holdings of Price Funds in an account or accounts on a T. Rowe Price platform, rather than through an intermediary where possible. For example, Access Persons are encouraged to trade shares in a Price Fund through T. Rowe Price Services, Inc., the transfer agent or through a TRP Brokerage account, rather than through a brokerage account maintained at an independent broker/dealer.

Access Persons are prohibited from purchasing a Price Fund through an intermediary if shares of that Price Fund are not currently held at that intermediary and if the purchase could have been effected through one of the T. Rowe Price transfer agents or in a TRP Brokerage account. If an Access Person currently holds Price Funds under such circumstances, he or she is prohibited from purchasing shares of any other Price Fund through that intermediary. Situations where Price Funds must be held through an intermediary (e.g., spouse of an Access Person has or is eligible to invest in Price Funds through the spouse`s 401(k) plan) do not violate this policy. Access Persons who violate this policy may be required to transfer the position held through the financial intermediary to an account maintained on a T. Rowe Price platform.

Access Persons must inform the Code Compliance Section about ownership of shares of Price Funds. Once this notification has been given, if the Price Fund is held on a T. Rowe Price platform or in a TRP Brokerage Account, the Access Person need not report these transactions directly. See p. 5-19.

In instances where Price Funds are held through an intermediary, transactions in shares of those Price Funds must be reported as described on p. 5-19.

Interests in Section 529 College Savings Plans. Access Persons must report the purchase and sale of interests in any Section 529 College Savings Plan.

Access Persons must inform the Code Compliance Section about ownership of interests in the Maryland College Investment Plan, the T. Rowe Price College Savings Plan and the University of Alaska College Savings Plan. For these specific plans only, once this notification has been given, an Access Person need not report transactions directly. See p. 5-19.

Notification Requirements. Notification to the Code Compliance Section about a Reportable Fund or a Section 529 College Savings Plan should include:

account ownership information, and

account number

The independent directors of the Price Funds are subject to modified reporting requirements.

The Chief Compliance Officer or his or her designee reviews at a minimum the transaction reports for all securities required to be reported under the Advisers Act or the Investment Company Act for all employees, officers, and inside directors of Price Group and its affiliates and for the independent directors of the Price Funds.

TRANSACTIONS (OTHER THAN PRICE GROUP STOCK) THAT REQUIRE PRIOR TRANSACTION CLEARANCE BY ACCESS PERSONS. If the transaction or security is not listed above as not requiring prior transaction clearance, you should assume that it is subject to this requirement unless specifically informed otherwise by the Code Compliance Section or the TRP International Compliance Team. The only Access Persons not subject to the prior transaction clearance requirements are the independent directors of the Price Funds.

Among the transactions for which you must receive prior transaction clearance are:

Non-systematic transactions in a security that is not exempt from prior transaction clearance;

Closed-end fund transactions, including U.K., Canadian, and other non-U.S. investment trusts, and ETFs not specifically exempted from prior clearance (see p. 5-10); and

Transactions in sector index funds that are closed-end or exchange-traded funds.

OTHER TRANSACTION REPORTING REQUIREMENTS. Any transaction that is subject to the prior transaction clearance requirements on behalf of an Access Person (except the independent directors of the Price Funds), including purchases in initial public offerings and private placement transactions, must be reported. Although Non-Access Persons are not required to receive prior transaction clearance for securities transactions (other than Price Group stock), they must report any transaction that would require prior transaction clearance by an Access Person. The independent directors of Price Group, the Price Funds and the Savings Bank are subject to modified reporting requirements.

PROCEDURES FOR OBTAINING PRIOR TRANSACTION CLEARANCE (OTHER THAN PRICE GROUP STOCK) FOR ACCESS PERSONS. Unless prior transaction clearance is not required as described above or the Chairperson of the Ethics Committee or his or her designee has otherwise determined that prior transaction clearance is not required, Access Persons, other than the independent directors of the Price Funds, must receive prior transaction clearance for all securities transactions.

Access Persons should follow the procedures set forth below before engaging in the transactions described. If an Access Person is not certain whether a proposed transaction is subject to the prior transaction clearance requirements, he or she should contact the Code Compliance Section before proceeding.

Procedures For Obtaining Prior Transaction Clearance For Initial Public Offerings ("IPOs"):

Non-Investment Personnel. Access Persons who are not Investment Personnel ("Non-Investment Personnel") may purchase securities that are the subject of an IPO only after receiving prior transaction clearance in writing from the Chairperson of the Ethics Committee or his or her designee ("Designee"). An IPO would include, for example, an offering of securities registered under the Securities Act of 1933 when the issuer of the securities, immediately before the registration, was not subject to certain reporting requirements of the Exchange Act. This requirement applies to all IPOs regardless of market.

In considering such a request for prior transaction clearance, the Chairperson or his or her Designee will determine whether the proposed transaction presents a conflict of interest with any of the firm`s clients or otherwise violates the Code. The Chairperson or his or her Designee will also consider whether:

1.The purchase is made through the Non-Investment Personnel`s regular broker;

2.The number of shares to be purchased is commensurate with the normal size and activity of the Non-Investment Personnel`s account; and

3.The transaction otherwise meets the requirements of the FINRA restrictions, as applicable, regarding the sale of a new issue to an account in which a "restricted person," as defined in FINRA Rule 5130, has a beneficial interest.

In addition to receiving prior transaction clearance from the Chairperson of the Ethics Committee or his or her Designee, Non-Investment Personnel must also check with the Equity Trading Desk the day the offering is priced before purchasing in the IPO. If a client order has been received since the initial prior transaction approval was given, the prior transaction clearance will be withdrawn.

Non-Investment Personnel will not be permitted to purchase shares in an IPO if any of the firm`s clients are prohibited from doing so because of affiliated transaction restrictions. This prohibition will remain in effect until the firm`s clients have had the opportunity to purchase in the secondary market once the underwriting is completed -- commonly referred to as the aftermarket. The 60-Day Rule applies to transactions in securities purchased in an IPO.

Investment Personnel. Investment Personnel may not purchase securities in an IPO.

Non-Access Persons. Although Non-Access Persons are not required to receive prior transaction clearance before purchasing shares in an IPO, any Non-Access Person who is a registered representative or associated person of Investment Services is reminded that FINRA Rule 5130 may restrict his or her ability to buy shares in a new issue in any market.

Procedures For Obtaining Prior Transaction Clearance For Private Placements. Access Persons may not invest in a private placement of securities, including the purchase of limited partnership interests, unless prior transaction clearance in writing has been obtained from the Chairperson of the Ethics Committee or his or her Designee. A private placement is generally defined by the SEC as an offering that is exempt from registration under the Securities Act. Private placement investments generally require the investor to complete a written questionnaire or subscription agreement. If an Access Person has any questions about whether a transaction is, in fact, a private placement, he or she should contact the Chairperson of the Ethics Committee or his or her designee.

In considering a request for prior transaction clearance for a private placement, the Chairperson will determine whether the investment opportunity (private placement) should be reserved for the firm`s clients, and whether the opportunity is being offered to the Access Person by virtue of his or her position with the firm. The Chairperson will also secure, if appropriate, the approval of the proposed transaction from the chairperson of the applicable investment steering committee. These investments may also have special reporting requirements, as discussed under "Procedures for Reporting Transactions," at p. 5-18.

Continuing Obligation. An Access Person who has received prior transaction clearance to invest and does invest in a private placement of securities and who, at a later date, anticipates participating in the firm`s investment decision process regarding the purchase or sale of securities of the issuer of that private placement on behalf of any client, must immediately disclose his or her prior investment in the private placement to the Chairperson of the Ethics Committee and to the chairperson of the appropriate investment steering committee.

Registered representatives of Investment Services are reminded that FINRA rules may restrict investment in a private placement in certain circumstances.

Procedures For Obtaining Prior Transaction Clearance For All Other Securities Transactions. Requests for prior transaction clearance by Access Persons for all other securities transactions requiring prior transaction clearance should generally be made via iTrade on the firm`s intranet. The iTrade system automatically sends any request for prior transaction approval that requires manual intervention to the Equity Trading Department. If you cannot access iTrade, requests may be made orally, in writing, or by electronic mail (email address "Personal Trades" in the electronic mail address book). Obtaining clearance by electronic mail if you cannot access iTrade is strongly encouraged. All requests must include the name of the security, a definitive security identifier (e.g., CUSIP, ticker, or Sedol), the number of shares or amount of bond involved, and the nature of the transaction, i.e., whether the transaction is a purchase, sale, short sale, or buy to cover. Responses to all requests will be made by iTrade or the Equity Trading Department, documenting the request and whether or not prior transaction clearance has been granted. The Examiner system maintains the record of all approval and denials, whether automatic or manual.

Requests will normally be processed on the same day; however, additional time may be required for prior transaction clearance for certain securities, including non-U.S. securities.

Effectiveness of Prior Transaction Clearance. Prior transaction clearance of a securities transaction is effective for three (3) United States business days from and including the date the clearance is granted, regardless of the time of day when clearance is granted. If the proposed securities transaction is not executed within this time, a new clearance must be obtained. For example, if prior transaction clearance is granted at 2:00 pm Monday, the trade must be executed by Wednesday. In situations where it appears that the trade will not be executed within three business days even if the order is entered in that time period (e.g., certain transactions through Transfer Agents or spousal employee-sponsored payroll deduction plans), please notify the Code Compliance Section after prior clearance has been granted, but before entering the order with the executing agent.

Reminder. If you are an Access Person and become the beneficial owner of another`s securities (e.g., by marriage to the owner of the securities) or begin to direct trading of another`s securities, then transactions in those securities also become subject to the prior transaction clearance requirements. You must also report acquisition of beneficial ownership or control of these securities within 10 business days of your knowledge of their existence.

REASONS FOR DISALLOWING ANY PROPOSED TRANSACTION. Prior transaction clearance will usually not be granted for a proposed transaction by the Trading Department, either directly or by iTrade, and/or by the Chairperson of the Ethics Committee or by the TRP International Compliance Team if:

Pending Client Orders. Orders have been placed by any of the Price Advisers to purchase or sell the security unless certain size or volume parameters as described below under "Large Issuer/Volume Transactions" are met.

Purchases and Sales Within Seven (7) Calendar Days. The security has been purchased or sold by any client of a Price Adviser within seven calendar days immediately prior to the date of the proposed transaction, unless certain size or volume parameters as described below under "Large Issuer/Volume Transactions" are met.

For example, if a client transaction occurs on Monday, prior transaction clearance is not generally granted to an Access Person to purchase or sell that security until Tuesday of the following week. Transactions in securities in pure as opposed to enhanced index funds are not considered for this purpose.

If all clients have eliminated their holdings in a particular security, the sevenday restriction is not applicable to an Access Person`s transactions in that security.

Approved Company Rating Changes. A change in the rating of an approved company as reported in the firm`s Daily Research News has occurred within seven (7) calendar days immediately prior to the date of the proposed transaction. Accordingly, trading would not be permitted until the eighth (8) calendar day.

Securities Subject to Internal Trading Restrictions. The security is limited or restricted by any of the Price Advisers as to purchase or sale by Access Persons.

If for any reason an Access Person has not received a requested prior transaction clearance for a proposed securities transaction, he or she must not communicate this information to another person and must not cause any other person to enter into such a transaction.

Requests for Reconsideration of Prior Transaction Clearance Denials. If an Access Person has not been granted a requested prior transaction clearance, he or she may apply to the Chairperson of the Ethics Committee or his or her designee for reconsideration. Such a request must be in writing and must fully describe the basis upon which the reconsideration is being requested. As part of the reconsideration process, the Chairperson or his or her designee will determine if any client of any of the Price Advisers may be disadvantaged by the proposed transaction by the Access Person. The factors the Chairperson or his or her designee may consider in making this determination include:

the size of the proposed transaction;

the nature of the proposed transaction (i.e., buy or sell) and of any recent, current or pending client transactions;

the trading volume of the security that is the subject of the proposed Access Person transaction;

the existence of any current or pending order in the security for any client of a Price Adviser;

the reason the Access Person wants to trade (e.g., to provide funds for the purchase of a home); and

the number of times the Access Person has requested prior transaction clearance for the proposed trade and the amount of time elapsed between each prior transaction clearance request.

TRANSACTION CONFIRMATIONS AND PERIODIC ACCOUNT STATEMENTS. All Access Persons (except the independent directors of the Price Funds) and Non-Access Persons must request brokerdealers, investment advisers, banks, or other financial institutions executing their transactions to send a duplicate confirmation or contract note with respect to each and every reportable transaction, including Price Group stock, and a copy of all periodic statements for all securities accounts in which the Access Person or Non-Access Person is considered to have beneficial ownership and/or control (see page 5-4 for a discussion of beneficial ownership and control concepts) to Compliance, Legal Department, T. Rowe Price, P.O. Box 17218, Baltimore, Maryland 21297-1218.

The independent directors of Price Group, the Price Funds, and the Savings Bank are subject to modified reporting requirements described at pp. 5-20 to 5-23.

If transaction or statement information is provided in a language other than English, the employee should provide a translation into English of the documents.

NOTIFICATION OF SECURITIES ACCOUNTS. All persons (except the independent directors of the Price Funds) and all entities subject to this Statement must give notice by email to the Code Compliance section (email address "Legal Compliance Employee Trading") before opening a securities account with, or as soon as the person or entity subject to this Statement knows of the existence of an account with, any broker, dealer, investment adviser, bank, or other financial institution, including TRP Brokerage.

The independent directors of Price Group, the Price Funds, and the Savings Bank are not subject to this requirement.

New Personnel Subject to the Code. A person subject to the Code must give written notice as directed above of any existing securities accounts maintained with any broker, dealer, investment adviser, bank or other financial institution within 10 business days of association with the firm.

You do not have to report accounts at transfer agents or similar entities if the only securities in those accounts are variable insurance products or open-end mutual funds if these are the only types of securities that can be held or traded in the accounts. If other securities can be held or traded, the accounts must be reported. For example, if you have an account at a transfer agent that can only hold shares of a mutual fund, that account does not have to be reported. If, however, you have a brokerage account it must be reported even if the only securities currently held or traded in it are mutual funds.

Officers, Directors and Registered Representatives of Investment Services. FINRA requires each associated person of T. Rowe Price Investment Services, Inc. to:

Obtain approval for a securities account from Investment Services (whether the registered person is based in the United States or internationally); the request for approval should be in writing, directed to the Code Compliance Section, and submitted before opening or placing the initial trade in the securities account; and

If the securities account is with a broker/dealer, provide the broker/dealer with written notice of his or her association with Investment Services.

Annual Statement by Access Persons. Each Access Person, except an Access Person who is an independent director of the Price Funds, must also file with the firm a statement of his or her accounts as of year-end in January of the following year.

Reminder. If you become the beneficial owner of another`s securities (e.g., by marriage to the owner of the securities) or begin to direct trading of another`s securities, then the associated securities accounts become subject to the account reporting requirements.

PROCEDURES FOR REPORTING TRANSACTIONS. The following requirements apply both to Access Persons and Non-Access Persons except the independent directors of Price Group, the Price Funds and the Savings Bank, who are subject to modified reporting requirements:

Report Form. If the executing firm provides a confirmation, contract note or similar document directly to the firm, you do not need to make a further report. The date this document is received by the Code Compliance Section will be deemed the date the report is submitted for purposes of SEC compliance. The Code Compliance Section must receive the confirmation or similar document no later than 30 days after the end of the calendar quarter in which the transaction occurred. You must report all other transactions on the form designated "T. Rowe Price Employee`s Report of Securities Transactions," which is available on the firm`s Intranet under the Tools menu on the TRP Exchange.

What Information Is Required. Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which you had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

the date of the transaction

the title of the security

the ticker symbol or CUSIP number, as applicable

the interest rate and maturity date, as applicable

the number of shares, as applicable

the principal amount of each reportable security involved, as applicable.

the nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition)

the price of the security at which the transaction was effected the name of the broker, dealer or bank with or through which the transaction was effected; and

the date you submit the report

When Reports are Due. You must report a securities transaction (other than a transaction in a Reportable Fund or Section 529 College Savings Plan [Access Persons only] or a spousal payroll deduction plan or a stock split or similar acquisition or disposition) within ten (10) business days after the trade date or within ten (10) business days after the date on which you first gain knowledge of the transaction (for example, a bequest) if this is later. A transaction in a Reportable Fund, a Section 529 College Savings Plan, a spousal payroll deduction plan or a stock split or similar acquisition or disposition must be reported within 30 days of the end of the quarter in which it occurred.

Access Person Reporting of Reportable Funds and Section 529 College Savings Plan Interests Held on a T. Rowe Price Platform or in a TRP Brokerage account. You are required to inform the Code Compliance Section about Reportable Funds and/or Section 529 College Savings Plan interests (i.e., the Maryland College Investment Plan, the T. Rowe Price College Savings Plan and the University of Alaska College Savings Plan) held on a T. Rowe Price Platform or in a TRP Brokerage account. See p. 5-12. Once you have done this, you do not have to report any transactions in those securities; your transactions and holdings will be updated and reported automatically to Code Compliance on a monthly basis. You should send an email to the Access Persons Legal Compliance mailbox when you first purchase shares in a Reportable Fund or invest in Section 529 College Savings Plan Interests held on a T. Rowe Price Platform or in a TRP Brokerage account providing the account number and Reportable Fund name, if applicable, and the account registration to inform the Code Compliance Section of new holdings.

Access Person Reporting of Reportable Funds and Section 529 College Savings Plan Interests NOT Held on a T. Rowe Price Platform or in a TRP Brokerage Account.

You must notify the Code Compliance Section of any Reportable Fund or Section 529 College Savings Plan interests that you beneficially own or control that are held at any intermediary, including any broker/dealer other than TRP`s Brokerage Division. This would include, for example, a Price Fund held in your spouse`s retirement plan, even if T. Rowe Price Retirement Plan Services, Inc. acts as the administrator or recordkeeper of that plan. Any transaction in a Reportable Fund or in interests in a Section 529 College Savings Plan must be reported by duplicate account information sent directly by the intermediary to the Code Compliance Section or by the Access Person directly on the "T. Rowe Price Employees Report of Securities Transactions" form within 30 days of the end of the quarter in which the transaction occurred.

Reporting Certain Private Placement Transactions. If your investment requires periodic capital calls (e.g., in a limited partnership) you must report each capital call within ten (10) business days. This is the case even if you are an Access Person and you received prior transaction clearance for a total cumulative investment. In addition, you must report any distributions you receive in the form of securities.

Reminder. If you become the beneficial owner of another`s securities (e.g., by marriage to the owner of the securities) or begin to direct trading of another`s securities, the transactions in these securities become subject to the transaction reporting requirements.

REPORTING REQUIREMENTS FOR THE INDEPENDENT DIRECTORS OF THE PRICE FUNDS.

Transactions in Publicly Traded Securities. An independent director of the Price Funds must report transactions in publicly-traded securities where the independent director controls or directs such transactions. These reporting requirements apply to transactions the independent director effects for his or her own beneficial ownership as well as the beneficial ownership of others, such as a spouse or other family member. An independent director does not have to report securities transactions in accounts over which the independent director has no direct or indirect influence or control (e.g., transactions in an account managed by an investment professional pursuant to a discretionary agreement and where the independent director does not participate in the investment decisions).

Transactions in Non-Publicly Traded Securities. An independent director does not have to report transactions in securities which are not traded on an exchange or listed on NASDAQ (i.e., non-publicly traded securities), unless the independent director knew, or in the ordinary course of fulfilling his or her official duties as a Price Funds independent director, should have known that during the 15-day period immediately before or after the independent director`s transaction in such non-publicly traded security, a Price Adviser purchased, sold or considered purchasing or selling such security for a Price Fund or Price advisory client.

Methods of Reporting. An independent director has the option to satisfy his or her obligation to report transactions in securities via a Quarterly Report or by arranging for the executing brokers of such transactions to provide duplicate transaction confirmations directly to the Code Compliance Section.

Quarterly Reports. If a Price Fund independent director elects to report his or her transactions quarterly: (1) a report for each securities transaction must be filed with the Code Compliance Section no later than thirty (30) days after the end of the calendar quarter in which the transaction was effected; and (2) a report must be filed for each quarter, regardless of whether there have been any reportable transactions. The Code Compliance Section will send to each independent director of the Price Funds who chooses to report transactions on a quarterly basis a reminder letter and reporting form approximately ten days before the end of each calendar quarter.

Duplicate Confirmation Reporting. An independent director of the Price Funds may also instruct his or her broker to send duplicate transaction information (confirmations) directly to the Code Compliance Section. An independent director who chooses to have his or her broker send duplicate account information to the Code Compliance Section in lieu of directly reporting broker-executed transactions must nevertheless continue to report in the normal way (i.e., Quarterly Reports) any securities transactions for which a broker confirmation is not generated.

Among the types of transactions that are commonly not reported through a broker confirmation and may therefore have to be reported directly to T. Rowe Price are:

Exercise of Stock Option of Corporate Employer;

Inheritance of a Security;

Gift of a Security; and

Transactions in Certain Commodities Futures Contracts (e.g., financial indices).

An independent director of the Price Funds must include any transactions listed above, as applicable, in his or her Quarterly Reports if not otherwise contained in a duplicate broker confirmation. The Code Compliance Section will send to each independent director of the Price Funds who chooses to report transactions through broker confirmations a reminder letter and reporting form approximately ten days before the end of each calendar quarter so that transactions not reported by broker confirmations can be reported on the reporting form.

Reporting of Officership, Directorship, General Partnership or Other Managerial Positions Apart from the Price Funds. An independent director of the Price Funds shall report to the Code Compliance Section any officership, directorship, general partnership or other managerial position which he or she holds with any public, private, or governmental issuer other than the Price Funds.

Reporting of Significant Ownership.

Issuers (Other than Non-Public Investment Partnerships, Pools or Funds). If an independent director of the Price Funds owns more than 1/2 of 1% of the total outstanding shares of a public or private issuer (other than a non-public investment partnership, pool or fund), he or she must immediately report this ownership in writing to the Code Compliance Section, providing the name of the issuer and the total number of the issuer`s shares beneficially owned.

Non-Public Investment Partnerships, Pools or Funds. If an independent director of the Price Funds owns more than xba of 1% of the total outstanding shares or units of a non-public investment partnership, pool or fund over which the independent director exercises control or influence, or is informed of the investment transactions of that entity, the independent director must report such ownership in writing to the Code Compliance Section. For non-public investment partnerships, pools or funds where the independent director does not exercise control or influence and is not informed of the investment transactions of such entity, the independent director need not report such ownership to the

Code Compliance Section unless and until such ownership exceeds 4% of the total outstanding shares or units of the entity.

Investments in Price Group. An independent director of the Price Funds is prohibited from owning the common stock or other securities of Price Group.

Investments in Non-Listed Securities Firms. An independent director of the Price Funds may not purchase or sell the shares of a broker/dealer, underwriter or federally registered investment adviser unless that entity is traded on an exchange or listed on NASDAQ or the purchase or sale has otherwise been approved by the Price Fund Boards.

Restrictions on Client Investment Partnerships.

Co-Investing. An independent director of the Price Funds is not permitted to co-invest in client investment partnerships of Price Group or its affiliates, such as Strategic Partners, Threshold, and Recovery.

Direct Investment. An independent director of the Price Funds is not permitted to invest as a limited partner in client investment partnerships of Price Group or its affiliates.

Dealing with Clients. Aside from market transactions effected through securities exchanges or via NASDAQ, an independent director of the Price Funds may not, directly or indirectly, sell to or purchase from a client any security. This prohibition does not preclude the purchase or redemption of shares of any open-end mutual fund that is a client of any of the Price Advisers.

REPORTING REQUIREMENTS FOR THE INDEPENDENT DIRECTORS OF PRICE GROUP.

Reporting of Personal Securities Transactions. An independent director of Price Group is not required to report his or her personal securities transactions (other than transactions in Price Group stock) as long as the independent director does not obtain information about the Price Advisers` investment research, recommendations, or transactions. However, each independent director of Price Group is reminded that changes to certain information reported by the respective independent director in the Annual Questionnaire for Independent Directors are required to be reported to Corporate Records in Baltimore (e.g., changes in holdings of stock of financial institutions or financial institution holding companies).

Reporting of Officership, Directorship, General Partnership or Other Managerial Positions Apart from Price Group. An independent director of Price Group shall report to the Code Compliance Section any officership, directorship, general partnership or other managerial position which he or she holds with any public, private, or governmental issuer other than Price Group.

Reporting of Significant Ownership.

Issuers (Other than Non-Public Investment Partnerships, Pools or Funds). If an independent director of Price Group owns more than 1/2 of 1% of the total outstanding shares of a public or private issuer (other than a non-public investment partnership, pool or fund), he or she must immediately report this ownership in writing to the Code Compliance Section, providing the name of the issuer and the total number of the issuer`s shares beneficially owned.

Non-Public Investment Partnerships, Pools or Funds. If an independent director of Price Group owns more than xba of 1% of the total outstanding shares or units of a non-public investment partnership, pool or fund over which the independent director exercises control or influence, or is informed of the investment transactions of that entity, the independent director must report such ownership in writing to the Code Compliance Section. For non-public investment partnerships, pools or funds where the independent director does not exercise control or influence and is not informed of the investment transactions of such entity, the independent director need not report such ownership to the Code Compliance Section unless and until such ownership exceeds 4% of the total outstanding shares or units of the entity.

TRANSACTION REPORTING REQUIREMENTS FOR THE INDEPENDENT DIRECTORS OF THE SAVINGS BANK. The independent directors of the Savings Bank are not required to report their personal securities transactions (other than transactions in Price Group stock) as long as they do not obtain information about the Price Advisers` investment research, recommendations, or transactions, other than information obtained because the Savings Bank is a client of one or more of the Price Advisers. In addition, the independent directors of the Savings Bank may be required to report other personal securities transactions and/or holdings as specifically requested from time to time by the Savings Bank in accordance with regulatory or examination requirements.

MISCELLANEOUS RULES REGARDING PERSONAL SECURITIES TRANSACTIONS. These rules vary in their applicability depending upon whether you are an Access Person.

The following rules apply to all Access Persons, except the independent directors of the Price Funds, and to all Non-Access Persons:

Dealing with Clients. Access Persons and Non-Access Persons may not, directly or indirectly, sell to or purchase from a client any security. Market transactions are not subject to this restriction. This prohibition does not preclude the purchase or redemption of shares of any open-end mutual fund that is a client of any of the Price Advisers and does not apply to transactions in a spousal employer-sponsored payroll deduction plan or spousal employer-sponsored stock option plan.

Investment Clubs. These restrictions vary depending upon the person`s status, as follows:

Non-Access Persons. A Non-Access Person may form or participate in a stock or investment club without prior clearance from the Chairperson of the Ethics Committee (U.S.—based personnel) or the TRP International Compliance Team (international personnel). Only transactions in Price Group stock are subject to prior transaction clearance. Club transactions must be reported just as the Non-Access Person's individual trades are reported.

Access Persons. An Access Person may not form or participate in a stock or investment club unless prior written clearance has been obtained from the Chairperson of the Ethics Committee (U.S.-based personnel) or the TRP International Compliance Team (international personnel). Generally, transactions by such a stock or investment club in which an Access Person has beneficial ownership or control are subject to the same prior transaction clearance and reporting requirements applicable to an individual Access Person`s trades. If, however, the Access Person has beneficial ownership solely by virtue of his or her spouse`s participation in the club and has no investment control or input into decisions regarding the club`s securities transactions, the Chairperson of the Ethics Committee or the TRP International Compliance Team may, as appropriate as part of the prior clearance process, require the prior transaction clearance of Price Group stock transactions only.

Margin Accounts. While margin accounts are discouraged, you may open and maintain margin accounts for the purchase of securities provided such accounts are with firms with which you maintain a regular securities account relationship.

Trading Activity. You are discouraged from engaging in a pattern of securities transactions that either:

is so excessively frequent as to potentially impact your ability to carry out your assigned responsibilities, or involves securities positions that are disproportionate to your net assets.

At the discretion of the Chairperson of the Ethics Committee, written notification of excessive trading may be sent to you and/or the appropriate supervisor if ten or more reportable trades occur in your account(s) in a month, or if circumstances otherwise warrant this action.

The following rules apply only to Access Persons other than the independent directors of the Price Funds:

Large Issuer/Volume Transactions. Although subject to prior transaction clearance, transactions involving securities of certain large issuers or of issuers with high trading volumes, within the parameters set by the Ethics Committee (the "Large Issuer/Volume List"), will be permitted under normal circumstances, as follows:

Transactions involving no more than U.S. $30,000 (all amounts are in U.S. dollars) or the nearest round lot (even if the amount of the transaction marginally exceeds $30,000) per security per seven (7) calendar day period in securities of:

issuers with market capitalizations of $5 billion or more, or

U.S. issuers with an average daily trading volume in excess of 500,000 shares over the preceding 90 calendar days are usually permitted, unless the rating on the security as reported in the firm`s Daily Research News has been changed to a 1 or a 5 within the seven (7) calendar days immediately prior to the date of the proposed transaction.

These parameters are subject to change by the Ethics Committee. An Access Person should be aware that if prior transaction clearance is granted for a specific number of shares lower than the number requested, he or she may not be able to receive permission to buy or sell additional shares of the issuer for the next seven (7) calendar days.

If you believe one or both of these criteria should be applied to a non-U.S. issuer, you should contact the Code Compliance Section or the TRP International Compliance Team, as appropriate. When contacted, the TRP International Compliance Team will coordinate the process with the Code Compliance Section.

Transactions Involving Options on Large Issuer/Volume List Securities. Access Persons may not purchase uncovered put options or sell uncovered call options unless otherwise permitted under the "Options and Futures" discussion below. Otherwise, in the case of options on an individual security on the Large Issuer/Volume List (if it has not had a prohibited rating change), an Access Person may trade the greater of 5 contracts or sufficient option contracts to control $30,000 in the underlying security; thus an Access Person may trade 5 contracts even if this permits the Access Person to control more than $30,000 in the underlying security. Similarly, the Access Person may trade more than 5 contracts as long as the number of contracts does not permit him or her to control more than $30,000 in the underlying security.

Transactions Involving Exchange-Traded Index Options. Generally, an Access Person may trade the greater of 5 contracts or sufficient contracts to control $30,000 in the underlying securities; thus an Access Person may trade 5 contracts even if this permits the Access Person to control more than $30,000 in the underlying securities. Similarly, the Access Person may trade more than 5 contracts as long as the number of contracts does not permit him or her to control more than $30,000 in the underlying securities. These parameters are subject to change by the Ethics Committee.

Please note that an option on a Unit Investment Trust is not an exchange-traded index option and does not fall under this provision. See the discussion under General Information on Options and Futures below.

Client Limit Orders. Although subject to prior transaction clearance, an Access Person`s proposed trade in a security is usually permitted even if a limit order has been entered for a client for the same security, if:

The Access Person`s trade will be entered as a market order; and

The client`s limit order is 10% or more away from the market at the time the Access Person requests prior transaction clearance.

Japanese New Issues. All Access Persons are prohibited from purchasing a security which is the subject of an IPO in Japan.

General Information on Options and Futures (Other than Exchange — Traded Index Options). If a transaction in the underlying instrument does not require prior transaction clearance (e.g., National Government Obligations, Unit Investment Trusts), then an options or futures transaction on the underlying instrument does not require prior transaction clearance. However, all options and futures transactions, except the commodity futures transactions described on page 5-10, must be reported even if a transaction in the underlying instrument would not have to be reported (e.g., U.S. Government Obligations). Transactions in publicly traded options on Price Group stock are not permitted. See p. 5-7. Please consult the specific discussion on Exchange — Traded Index Options above for transactions in those securities. Please note that Contracts for Difference are treated under this Statement in the same manner as call options, and, as a result, are subject to the 60-Day Rule.

Before engaging in options and futures transactions, Access Persons should understand the impact that the 60-Day Rule and intervening client transactions may have upon their ability to close out a position with a profit (see page 5-27).

Options and Futures on Securities and Indices Not Held by Clients of the Price Advisers. There are no specific restrictions with respect to the purchase, sale or writing of put or call options or any other option or futures activity, such as multiple writings, spreads and straddles, on a security (and options or futures on such security) or index that is not held by any of the Price Advisers` clients.

Options on Securities Held by Clients of the Price Advisers. With respect to options on securities of companies which are held by any of Price Advisers` clients, it is the firm`s policy that an Access Person should not profit from a price decline of a security owned by a client (other than a "pure" Index account). Therefore, an Access Person may: (i) purchase call options and sell covered call options and (ii) purchase covered put options and sell put options. An Access Person may not purchase uncovered put options or sell uncovered call options, even if the issuer of the underlying securities is included on the Large Issuer/Volume List, unless purchased in connection with other options on the same security as part of a straddle, combination or spread strategy which is designed to result in a profit to the Access Person if the underlying security rises in or does not change in value. The purchase, sale and exercise of options are subject to the same restrictions as those set forth with respect to securities, i.e., the option should be treated as if it were the common stock itself.

Other Options and Futures Held by Clients of the Price Advisers. Any other option or futures transaction with respect to domestic or foreign securities held by any of the Price Advisers` clients will receive prior transaction clearance if appropriate after due consideration is given, based on the particular facts presented, as to whether the proposed transaction or series of transactions might appear to or actually create a conflict with the interests of any of the Price Advisers` clients. Such transactions include transactions in futures and options on futures involving financial instruments regulated solely by the CFTC.

Closing or Exercising Option Positions. A transaction initiated by an Access Person to exercise an option or to close an option transaction must also receive prior transaction clearance. If an intervening client transaction in the underlying security has occurred since the position was opened, the Access Person may not receive prior clearance to initiate a transaction to exercise the option or to close out the position, as applicable. The sale of an option by an Access Person must receive prior clearance, which also covers the exercise of that option against the Access Person, if one occurs.

Short Sales. Short sales by Access Persons are subject to prior clearance unless the security itself does not otherwise require prior clearance. In addition, Access Persons may not sell any security short which is owned by any client of one of the Price Advisers unless a transaction in that security would not require prior clearance. Short sales of Price Group stock are not permitted. All short sales are subject to the 60-Day Rule described below.

The 60-Day Rule. Access Persons are prohibited from profiting from the purchase and sale or sale and purchase (e.g., short sales and certain option transactions) of the same (or equivalent) securities within 60 calendar days. An "equivalent" security means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to the subject security, or similar securities with a value derived from the value of the subject security. Thus, for example, the rule prohibits options transactions on or short sales of a security that may result in a gain within 60 days of the purchase of the underlying security. In addition, the rule applies regardless of the Access Person`s other holdings of the same security or whether the Access Person has split his or her holdings into tax lots. For example, if an Access Person buys 100 shares of XYZ stock on March 1, 2003 and another 100 shares of XYZ stock on November 27, 2007, he or she may not sell any shares of XYZ stock at a profit for 60 days following November 27, 2007.

Similarly, an Access Person must own the underlying security for more than 60 days before entering into any options transaction on that security.

The 60-Day Rule "clock" restarts each time the Access Person trades in that security.

The closing of a position in an option or Contract for Difference on any security other than an index will result in a 60-Day Rule violation if the position was opened within the 60-day window and the closing transaction results in a gain. Multiple positions will not be netted to determine an overall gain or loss in options on the same underlying security expiring on the same day.

The 60-Day Rule does not apply to:

any transaction by a Non-Access Person other than transactions in Price Group stock not excluded below;

any transaction which because of its nature or the nature of the security involved does not require prior transaction clearance (e.g., if an Access Person inherits a security, a transaction that did not require prior transaction clearance, then he or she may sell the security inherited at a profit within 60 calendar days of its acquisition; other examples include the purchase or sale of a unit investment trust, the purchase or sale of the specific ETF securities that are exempted from prior clearance, the exercise of a corporate stock option by an Access Person`s spouse, or pro-rata distributions; see pp. 5-9; 5-10; 5-11);

the purchase and sale or sale and purchase of exchange-traded index options;

any transaction in Price Group stock effected through the ESPP (note that the 60-Day Rule does apply to shares transferred out of the ESPP to a securities account; generally, however, an employee remaining in the ESPP may not transfer shares held less than 60 days out of the ESPP);

the exercise of "company-granted" Price Group stock options or receipt of Price Group shares through Company-based awards and the subsequent sale of the derivative shares; and

any purchase of Price Group stock through an established dividend reinvestment plan.

Prior transaction clearance procedures do not check compliance with the 60-Day Rule when considering a trading request. Access Persons are responsible for checking their compliance with this rule before entering a trade. If you have any questions about whether this Rule will be triggered by a proposed transaction, you should contact the Code Compliance Section or the TRP International Compliance Team before requesting prior transaction clearance for the proposed trade.

Access Persons may request in writing an interpretation from the Chairperson of the Ethics Committee that the 60-Day Rule should not apply to a specific transaction or transactions.

Expanded Holding Period Requirement for Employees in Japan. Securities owned by Staff employed by the Tokyo branch of T. Rowe Price Global Services Limited may be subject to a longer holding period than 60 days. If you have any questions about this restriction, you should contact the TRP International Compliance Team.

Investments in Non-Listed Securities Firms. Access Persons may not purchase or sell the shares of a broker/dealer, underwriter or federally registered investment adviser unless that entity is traded on an exchange or listed as a NASDAQ stock or prior transaction clearance is given under the private placement procedures (see p. 5-14).

REPORTING OF ONE — HALF OF ONE PERCENT OWNERSHIP. If an employee owns more than 1/2 of 1% of the total outstanding shares of a public or private company, he or she must immediately report this in writing to the Code Compliance Section, providing the name of the company and the total number of such company`s shares beneficially owned.

GAMBLING RELATED TO THE SECURITIES MARKETS. All persons subject to the Code are prohibited from wagering, betting or gambling related to individual securities, securities indices, currency spreads, or other similar financial indices or instruments. This prohibition applies to wagers placed through casinos, betting parlors or internet gambling sites and is applicable regardless of where the activity is initiated (e.g., home or firm computer or telephone). This specific prohibition does not restrict the purchase or sale of securities through a securities account reporting to the Code Compliance Section even if these transactions are effected with a speculative investment objective.

INITIAL DISCLOSURE OF PERSONAL SECURITIES HOLDINGS BY ACCESS PERSONS. Upon commencement of employment, appointment or promotion (no later than 10 calendar days after the starting date), each Access Person, except an independent director of the Price Funds, is required by United States securities laws to disclose in writing all current securities holdings in which he or she is considered to have beneficial ownership or control ("Securities Holdings Report") (see page 5-5 for definition of the term Beneficial Owner) and provide or reconfirm the information regarding all of his or her securities accounts.

The form to provide the Securities Holdings Report will be provided upon commencement of employment, appointment, promotion, or designation as an Access Person, and should be submitted to the Code Compliance Section. It is sent by email from the Access Persons mailbox.

SEC rules require that each Securities Holding Report contain, at a minimum, the following information:

securities title

securities type

exchange ticker number or CUSIP number, as applicable

number of shares or principal amount of each reportable securities in which the Access Person has any direct or indirect beneficial ownership the name of any broker, dealer or both with which the Access Person maintains an account in which any securities are held for the Access Person`s direct or indirect benefit; and

the date the Access Person submits the Securities Holding Report.

The information provided must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

ANNUAL DISCLOSURE OF PERSONAL SECURITIES HOLDINGS BY ACCESS PERSONS. Each Access Person, except an independent director of the Price Funds, is also required to file a "Personal Securities Report," consisting of a Statement of Personal Securities Holdings and a Securities Account Verification Form Report, on an annual basis. The Personal Securities Report must be as of year end and must be filed with the firm by the date it specifies. The Chief Compliance Officer or his or her designee reviews all Personal Securities Reports.

ADDITIONAL DISCLOSURE OF OPEN-END INVESTMENT COMPANY HOLDINGS BY INVESTMENT PERSONNEL. If a person has been designated "Investment Personnel," he or she must report with the initial and annual Securities Holdings Report a listing of shares of all open-end investment companies (except money market funds), whether registered under the Investment Company Act or sold in jurisdictions outside the United States, that the Investment Personnel either beneficially owns or controls. If an Access Person becomes Investment Personnel, he or she must file a supplement to his or her existing Securities Holdings Report within thirty (30) days of the date of this designation change, listing all shares of open-end investment companies (except money market funds) that he or she beneficially owns or controls. Previously disclosed ownership of Reportable Funds does not have to be reported again in this disclosure.

CONFIDENTIALITY OF RECORDS. Price Group makes every effort to protect the privacy of all persons and entities in connection with their Securities Holdings Reports, Reports of Securities Transactions, Reports of Securities Accounts, and Personal Securities Reports.

SANCTIONS. Strict compliance with the provisions of this Statement is considered a basic provision of employment or other association with Price Group and the Price Funds. The Ethics Committee, the Code Compliance Section, and the TRP International Compliance Team are primarily responsible for administering this Statement. In fulfilling this function, the Ethics Committee will institute such procedures as it deems reasonably necessary to monitor each person's and entity`s compliance with this Statement and to otherwise prevent and detect violations.

Violations by Access Persons, Non-Access Persons and Independent Directors of Price Group or the Savings Bank. Upon discovering a material violation of this Statement by any person or entity other than an independent director of a Price Fund, the Ethics Committee will impose such sanctions as it deems appropriate and as are approved by the Management Committee or the Board of Directors including, inter alia, a letter of censure or suspension, a fine, a suspension of trading privileges or termination of employment and/or officership of the violator. In addition, the violator may be required to surrender to Price

Group, or to the party or parties it may designate, any profit realized from any transaction that is in violation of this Statement. All material violations of this Statement shall be reported to the Board of Directors of Price Group and to the Board of Directors of any Price Fund with respect to whose securities such violations may have been involved.

Violations by Independent Directors of Price Funds. Upon discovering a material violation of this Statement by an independent director of a Price Fund, the Ethics Committee shall report such violation to the Board on which the director serves. The Price Fund Board will impose such sanctions as it deems appropriate.

March, 2009